                                                                    EXHIBIT 12.2

                CALIFORNIA STEEL INDUSTRIES, INC. AND SUBSIDIARY

        Computation of Ratio of EBITDA, as Adjusted, to Interest Expense


                                                                               Year Ended December 31,
                                                               -----------------------------------------------------------
                                                                2000          1999         1998         1997         1996
                                                               ------        ------       ------       ------       ------
Income before Income Taxes................................     56,138        77,027       26,816      44,316      67,725
Add:  Interest Expense, Net...............................     18,756        16,345       16,954      13,977      10,145
Exclude Gain/Loss on Fixed Assets.........................        (28)          (13)         308       1,054       2,518
Depreciation (Cash Flow)..................................     28,852        26,331       26,659      24,374      18,844
                                                               ------        ------       ------      ------      ------
EBITDA, As Adjusted.......................................    103,718       119,690       70,737      83,721      99,232
                                                               ------        ------       ------      ------      ------
Interest Expense, Net.....................................     18,756        16,345       16,954      13,977      10,145
Ratio EBITDA, As Adjusted to Interest Expense, Net........        5.5           7.3          4.2         6.0         9.8

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